Exhibit 23.2



                Consent of Independent Auditors


The Board of Directors
Energy Research Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of Energy Research Corporation of our report dated December 16, 1994, relating to the consolidated statements of income, changes in common shareholders' equity and cash flows for the year then ended October 31, 1994 of Energy Research Corporation and Subsidiaries, which report is included in the Annual Report of Energy Research Corporation on Form 10-K for the year ended October 31, 1996.


/s/ Blum, Shapiro & Co., P.C.
______________________

Stamford, CT
January 22, 1997